UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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On November 11, 2013, RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), mailed a letter to stockholders in connection with its solicitation of proxies to be used at the Company’s 2013 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”).

Letter to Stockholders Dated November 11, 2013

Attached hereto is RCM’s letter to stockholders, dated November 11, 2013, in which RCM commented on the backgrounds and experience of the nominees that Legion Partners Asset Management, LLC and the other members of its dissident stockholder group (collectively, the “Legion Group”) have proposed for election to the RCM Board of Directors (the “RCM Board”) at the 2013 Annual Meeting and detailing why the RCM Board believes that such nominees should not be elected to the RCM Board. As previously announced, the Legion Group is pursuing a proxy contest to elect two nominees to the RCM Board at the 2013 Annual Meeting to be held on Thursday, December 5, 2013, at 6:00 p.m., local time, at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania. RCM has established October 18, 2013 as the record date for stockholders entitled to vote at the 2013 Annual Meeting. The RCM Board strongly urges stockholders to vote for its highly qualified and experienced nominees on the WHITE proxy card provided by RCM.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

November 11, 2013

PROTECT YOUR INVESTMENT IN RCM!

ELECT YOUR BOARD’S HIGHLY-QUALIFIED AND EXPERIENCED NOMINEES

VOTE THE WHITE PROXY CARD TODAY

Dear Fellow RCM Stockholder:

We have previously mailed you management’s proxy materials for the 2013 Annual Meeting of Stockholders of RCM Technologies, Inc. to be held on December 5, 2013. Since this is an important meeting, we encourage you to read these materials carefully. As you are aware, a dissident stockholder group led by Legion Partners Asset Management, LLC is waging a proxy contest against RCM in an effort to have two of its handpicked nominees, Bradley A. Vizi and Roger H. Ballou, elected to your Board.  As you decide how to vote at the upcoming 2013 Annual Meeting, we ask you to consider the following question:

WHY DOES YOUR BOARD BELIEVE THAT THE LEGION GROUP’S NOMINEES ARE

VERY WRONG FOR RCM AND MAY HAVE AGENDAS NOT ALLIGNED

WITH THE BEST INTERESTS OF ALL OUR STOCKHOLDERS?

Your Board believes the two Legion Group nominees are highly problematic candidates for service on your Board, and stockholders should question the judgment of the Legion Group in putting forth such nominees. While the Legion Group will presumably argue that our concerns are nothing more than personal attacks, we believe that understanding the backgrounds and experience of the Legion Group’s nominees is critical in assessing whether they are deserving of seats on your Board and would provide additional value to your Board if elected.

WHO IS BRADLEY S. VIZI?

•                  Limited history: Mr. Vizi is a 29 year old fund manager and his fund, Legion Partners, is a small, three-year-old investment firm that is apparently run from Mr. Vizi’s apartment.

•                  Mr. Vizi’s first activist initiative at Legion Partners: This proxy contest against RCM appears to be Mr. Vizi’s first and only publicly-disclosed activist initiative since joining Legion Partners.

•                  Mr. Vizi’s lack of experience:

•                  Mr. Vizi has no public company board or management experience.

•                  Mr. Vizi has no experience overseeing management, directly developing or implementing strategies to enhance long-term stockholder value, or fulfilling the

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important fiduciary duties owed to stockholders by the directors of a public company.

•                  Mr. Vizi has no experience in the information technology, engineering or health care industry.

•                  Mr. Vizi’s lack of “skin in the game”:

•                  Mr. Vizi is telling stockholders that, if elected to your Board, he will have “skin in the game.” However, Mr. Vizi personally owns only 1,000 shares of RCM stock.

•                  Your Board believes that Mr. Vizi is distorting facts in a way that may be misleading to some stockholders:  In a letter to RCM stockholders issued on November 7, 2013, Mr. Vizi stated as follows: “Mr. Vizi is a seasoned investor with extensive experience successfully allocating capital, designing and assessing executive compensation plans, and working with Boards to implement corporate governance best practices in both public and private markets.  In addition, our group’s 13.3% interest ensures perfect alignment with the Company’s stockholder base.”

•                  STOCKHOLDERS DESERVE THE TRUTH: With respect to Mr. Vizi’s assertion that he is a “seasoned” investor, stockholders should note that Mr. Vizi is 29 and working at an investment firm apparently out of his apartment running a proxy fight against RCM with a personal stake in RCM of only 1,000 shares.

•                  STOCKHOLDERS DESERVE THE TRUTH: With respect to Mr. Vizi’s assertion that he has “extensive experience” working “with Boards to implement corporate governance practices in both public and private markets, stockholders should note that Mr. Vizi has NEVER BEEN A PUBLIC COMPANY BOARD MEMBER AND, ACCORDINGLY, HAS NEVER SERVED ON A BOARD’S CORPORATE GOVERNANCE COMMITTEE. Mr. Vizi also does not include on his resume ever having worked as a corporate governance consultant. In addition, as you consider Mr. Vizi’s knowledge on corporate governance matters, please be advised that he made it clear to us that, based on his view of “best practices,” we should have delayed our implementation of your Board’s declassification until 2014 which have allowed Messrs. Vizi and Ballou to be elected to a three-year term and avoid having to stand for re-election until 2016, thus decreasing their accountability to stockholders in contravention to what is generally considered by numerous corporate governance experts to be “best practices” in corporate governance.

•                  STOCKHOLDERS DESERVE THE TRUTH: With respect to Mr. Vizi’s assertion that he has “extensive experience” working “designing and assessing executive compensation plans,” stockholders should note that Mr. Vizi has NEVER BEEN A PUBLIC COMPANY BOARD MEMBER AND, ACCORDINGLY, HAS NEVER SERVED ON A BOARD’S COMPENSATION COMMITTEE. Mr. Vizi also does not include on his resume ever having worked as an executive compensation consultant.

•                  STOCKHOLDERS DESERVE THE TRUTH: As you consider Mr. Vizi’s assertion that he has “perfect alignment with the Company’s stockholder base,” take into consideration that Mr. Vizi’s economic risk in RCM is limited to 1,000 RCM shares. In addition, Legion Partners is a party to an investment advisory agreement with IRS Partners No. 19, L.P., another member of the Legion Group, which

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prevents Legion Partners as well as Mr. Vizi from purchasing any additional RCM shares.

•                  In further considering Mr. Vizi’s suitability to serve on your Board, stockholders should consider that Mr. Vizi took the following actions in his discussions with RCM:

•                  Mr. Vizi insisted he needed a “hammer” to use over your Board  — Very early in our discussions with the Legion Group, we offered to nominate a representative of the Legion Group, as a significant stockholder, for a seat on your Board — but Mr. Vizi adamantly insisted throughout our discussions with him that the Legion Group needed at least two seats so it would have a “hammer” to push its agenda in the boardroom and that he and his fellow nominee, Mr. Ballou, must be able to serve for a three-year term on your Board which potentially would have put the Legion Group in a position to acquire effective control of your Board by the time of our 2014 annual meeting.

•                  Mr. Vizi solicited our interest in discussing the sale of RCM to one or more members of the Legion Group and then shortly thereafter disavowed such interest — Earlier this year, Mr. Vizi indicated to RCM’s CEO, Leon Kopyt, that the Legion Group may be interested in exploring a transaction with RCM but shortly thereafter sought to disavow his comments and now falsely claims that such conversation never took place.

•                  Mr. Vizi’s investment firm is party to an agreement that provides strong incentives for him to focus on creating a liquidity event for his client’s RCM shares over the short-term horizon in a manner that could deprive RCM stockholders of their ability to receive maximum value for their shares — Since the principals of Legion Partners only own an aggregate of 23,000 RCM shares (including Mr. Vizi’s 1,000 shares), the bulk of Legion Partners’ compensation with respect to its activist activities against RCM would come from its investment advisory agreement with its customer, IRS Partners No. 19, L.P., and is tied to the occurrence of a liquidity event that allows Legion Partners’ client to realize a gain on their shares. The agreement thus provides significant economic incentive for Legion Partners and Mr. Vizi to seek a rapid sale of RCM, even if such sale would not maximize value for, or otherwise be in the best interests of, all stockholders. Also, Mr. Vizi’s personal compensation is tied to the amount Legion Partners earns under this investment advisory contract, so he has further incentive to pursue a short-term gain and not a strategy to maximize value for stockholders.

•                  Mr. Vizi demanded that he be immediately named Lead Independent Director — Notwithstanding his complete lack of experience serving as a public company board member, Mr. Vizi insisted during negotiations to avoid a proxy contest at the 2013 Annual Meeting that he be named as RCM’s lead independent director. If appointed as the lead independent director, Mr. Vizi would have been able to exert substantial influence and control over the agendas that would be presented to and considered by your Board.

•                  Mr. Vizi has yet to provide us with his “vision” for the future of RCM or any specific inputs relating to any operational improvements or strategic initiatives to enhance value for all RCM stockholders — Despite our numerous interactions with Mr. Vizi, whether in-person, by telephone or by e-mail, to our surprise and contrary

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to what you would expect of an investor focused on long-term value creation, Mr.Vizi has never provided RCM with any detailed plans or proposals to enhance stockholder value. Even now as he is seeking to be elected to your Board, Mr. Vizi has not disclosed his “vision” for the future of RCM.

•                  Mr. Vizi insisted that RCM delay the declassification of your Board until the 2014 Annual Meeting - While Mr. Vizi fashions himself as an authority on “corporate governance” issues, during settlement negotiations to avoid a proxy contest, Mr. Vizi insisted that RCM not declassify your Board until the 2014 Annual Meeting so that Messrs. Vizi and Mr. Ballou could be elected at the 2013 Annual Meeting for a three-year term and could avoid having to stand for re-election until 2016. Mr. Vizi has attempted to engage in historical revisionism on this matter, but the written correspondence and draft agreement we received from Mr. Vizi speak for themselves.

•                  Mr. Vizi sought a $250,000 payment from RCM to Legion Partners to avoid a proxy contest - During settlement negotiations Mr. Vizi insisted that Legion Partners be reimbursed up to $250,000 for its “expenses” related to its activities against RCM.

•                  Mr. Vizi recently engaged in a “fishing expedition” looking for “leverage” to use over your Board - Mr. Vizi recently sought to pressure your Board by unearthing a 15-year old immaterial disclosure error that he thought he could use to unduly impugn the integrity of an individual who has led RCM with steadfast dedication and commitment for over two decades and is largely responsible for our share price having increased by approximately 587% during the five years ended October 30, 2013, dramatically outperforming the S&P 500 during that same period.

WHO IS ROGER H. BALLOU?

•      Mr. Ballou’s unsuccessful tenure leading publicly-traded Global Vacation Group, Inc.:

•                  Stockholders should wonder why Mr. Vizi, in touting Mr. Ballou’s experience in his November 7, 2013 letter, neglected to mention Mr. Ballou’s experience at Global Vacation Group, Inc. where Mr. Ballou served as the Chairman of the Board and Chief Executive Officer from April 1998 to September 2000.

•                  Mr. Ballou presided over the Global Vacation Group’s IPO in 1998 and later that year the stock traded as high as $15 per share. Mr. Ballou continued to lead this company as millions of dollars of stockholder value were eventually destroyed.

•                  In April 2000, the NYSE notified Global Vacation Group that it had fallen below the NYSE’s continued listing standards.

•                  During 2000, Global Vacation Group’s stock traded down to a low of $1 13/16.

•                  On September 7, 2000, Mr. Ballou entered into an agreement with Global Vacation Group pursuant to which he agreed to resign that same date without “good reason” as Chairman, President and Chief Executive Officer of Global Vacation Group and received a six-figure severance payment. Subsequent to Mr. Ballou’s resignation, Global Vacation Group reported in its Form 10-Q Quarterly Report to stockholders

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that, as of September 30, 2000, it had incurred operating losses year to date of approximately $42 million and an accumulated deficit of approximately $88 million.

•                  In 2002, Global Vacation Group (then renamed Classic Vacation Group, Inc) announced that it would liquidate and public stockholders would receive $0.26 per share and possibly a subsequent liquidation distribution, a long way down from a high of $15 per share.

•                  Based on the above, in our view, it appears obvious why Mr. Vizi does not want to “promote” Mr. Ballou’s unsuccessful tenure leading Global Vacation Group, Inc.

•                  Previously led CDI Corp.: Mr. Ballou is also the former President and Chief Executive Officer of CDI Corporation, a publicly-traded company that is one of our major competitors.

•                  Previous attempt to take control of RCM through a hostile takeover and at an inadequate price:  While leading CDI, Mr. Ballou orchestrated CDI’s unsuccessful hostile takeover of RCM in 2010.

•                  If Mr. Ballou had succeeded in his efforts to have CDI take control of RCM at the inadequate price offered, $5.20 per share, he would have deprived stockholders of both (i) the approximately 25% increase in value that has been created at RCM since his efforts to take control of RCM failed, and (ii) the $1.00 per share special cash dividend that was distributed to RCM stockholders in December 2012.

•                  Mr. Ballou’s hostile approach caused RCM an unnecessary distraction and disruption and forced us to incur significant expenses to respond to CDI’s unsolicited acquisition proposal. Mr. Ballou’s actions also caused us to significantly delay our stock repurchases during the time we were deliberating over CDI’s unsolicited acquisition proposal.

•                  Governmental investigations of CDI Corporation:  During Mr. Ballou’s tenure as CDI’s President and CEO, CDI was the target of a number of governmental investigations that caused CDI to pay millions of dollars in settlements and fines.

•                  In 2009, the U.S. Department of Justice (DOJ) investigated CDI for potential claims against it under the U.S. False Claims Act. The claims stemmed from alleged mischarging of time on certain federal government projects. To resolve the matter, CDI eventually entered into a settlement with the DOJ and paid out $2.4 million.

•                  Also in 2009, CDI was investigated by the United Kingdom’s Office of Fair Trading for alleged anti-competitive behavior. Ultimately, the United Kingdom’s Office of Fair Trading fined CDI $12.3 million which was later reduced to $2.5 million.

•                  Given the allegations that were made against CDI by the governments of the United States and the United Kingdom during Mr. Ballou’s tenure leading CDI as its President and Chief Executive Officer, RCM believes that, were Mr. Ballou to be elected to your Board, RCM’s efforts to grow its revenue from governmental entities, both in the United States and abroad, could be adversely affected.

•      Mr. Ballou’s seven-figure compensation package at CDI:  As President and CEO of CDI, Mr. Ballou was highly-compensated, receiving during his last three full years at CDI, 2010, 2009 and 2008, total compensation of $1,276,812, $1,086,600 and $1,347,807, respectively.

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•                  Mr. Ballou’s departure from CDI Corporation:  In January 2011, less than a year after Mr. Ballou’s failed hostile takeover for RCM, Mr. Ballou and CDI entered into an agreement for him to resign as CDI’s President and CEO (and from his membership on the CDI Board) as soon as a successor CEO was identified. Following his resignation from CDI, Mr. Ballou received a six-figure sum for “transition and consulting” services.

•                  Is Mr. Ballou trying to further his previous efforts to obtain control of RCM?:  RCM does not believe it is surprising that, given Mr. Ballou’s previous unsuccessful efforts to acquire control of RCM and his subsequent separation from CDI, he would form a group with Legion Partners so as to further his previous efforts to obtain control of RCM. Stockholders should ask themselves (as do we) the following questions:

•                  What is the historical connection between Mr. Ballou and Legion Partners?

•                  How it is that Legion Partners, a relatively new and unknown investment firm based on the west coast, would cross paths with former CDI executive Mr. Ballou, who is based on the east coast and who “coincidentally” made a failed hostile takeover of RCM? Who sought out whom and why?

•                  Given that there is nothing in the Legion Group’s public disclosures that indicates that Mr. Ballou is being compensated to serve as one of its nominees, why has Mr. Ballou, who personally owns only 5,000 RCM shares and is used to receiving multimillion dollar compensation packages, offered his time and services as an uncompensated nominee to Legion Partners?

•                  Given that Mr. Ballou has been without a CEO role since his departure from CDI in 2011, does Mr. Ballou have designs on other roles at RCM besides being a director, even though no such designs have been publicly disclosed? Will RCM be the next place where Mr. Ballou expects to receive, if the Legion Group is successful in eventually taking control of RCM, a multimillion dollar executive compensation package?

•                  Given Mr. Ballou’s past, and very public, activities with regard to seeking control of RCM and trying to force RCM into selling itself to CDI, your Board is concerned that Mr. Ballou’s presence on your Board could result in perceived uncertainties as to our future direction, instability and lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners.

YOUR VOTE IS IMPORTANT!

SUPPORT A BOARD THAT HAS A DEMONSTRATED RECORD OF

CREATING AND RETURNING VALUE TO STOCKHOLDERS BY ELECTING

YOUR BOARD’S HIGHLY QUALIFIED AND EXPERIENCED NOMINEES

This proxy contest ultimately comes down to a simple choice — electing either:

•                  RCM’s highly-qualified and very experienced Board nominees who will allow RCM to continue to build on its strong record of increasing stockholder value by approximately 587% over the past five years (not including the $1.00 per share special cash dividend that was distributed to RCM stockholders in December 2012) and, since 2010, returning

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close to $20 million in value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory;

OR

•                  The hand-picked, problematic nominees of a dissident stockholder group led by Legion Partners Asset Management LLC, an activist investor, which has no significant direct economic interest in RCM.

PROTECT THE VALUE OF YOUR INVESTMENT BY SIGNING, DATING

AND RETURNING THE WHITE PROXY CARD TODAY

To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 (Toll Free) or at (212) 929-5500.

Your Board strongly urges you NOT to sign or return any gold proxy card or voting instruction form that the Legion Group may send to you, even as a protest vote against the Legion Group or its nominees.  Even a “WITHHOLD” vote with respect to the Legion Group’s nominees on its gold proxy card will cancel any previously submitted WHITE proxy card. If you do sign a gold proxy card sent to you by the Legion Group, however, you have the right to change your vote by using the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

We appreciate your continued support as we work to protect your investment and continue creating value for all RCM stockholders. We look forward to communicating further with you in the coming weeks.

Sincerely,

Leon Kopyt
Chairman of the Board of Directors and
Chief Executive Officer

If you have questions about how to vote your shares, or need additional assistance, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

IMPORTANT!

WE URGE YOU NOT TO SIGN ANY GOLD PROXY CARD

SENT TO YOU BY THE LEGION GROUP

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf.  We may from time to time make written or oral statements in this letter, the proxy statements filed with the Securities and Exchange Commission (the “Commission”) communications to stockholders and press releases which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance, share repurchases, expected growth, future business plans and costs.  Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements.  Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the company, which could cause actual results to differ materially from such statements and from the company’s historical results and experience.  These factors include, but are not limited to, the risks detailed in RCM’s filings with the Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information And Where To Find It

In connection with its solicitation of proxies for the 2013 Annual Meeting of Stockholders, RCM Technologies, Inc. has filed with the SEC and mailed to stockholders a definitive proxy statement dated October 30, 2013, together with a WHITE proxy card. RCM, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2013 Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by RCM with the SEC in connection with the proxy solicitation. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain an additional copy of RCM’s definitive proxy statement and any other documents filed by RCM with the Commission for free at the Internet website maintained by the Commission at www.sec.gov or the Company’s website at www.rcmt.com.  If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., RCM’s proxy solicitor, toll-free at (800) 322-2885.

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